                                                                    EXHIBIT 11.1

                                DOCUMENTUM, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                (IN THOUSANDS, EXCEPT PER SHARE DATA; UNAUDITED)

                                        Three Months Ended     Six Months Ended
                                             June 30,              June 30,
                                        ------------------    -----------------
                                         1997       1996       1997       1996
                                        -------   -------     -------   -------
Net Income                              $ 1,447   $   867     $ 2,564   $ 1,399
                                        =======   =======     =======   =======

Primary shares outstanding:
  Weighted average shares outstanding
   during the period                     14,200    13,947      14,187    13,519
  Common stock equivalent shares            605       991         656     1,016
                                        -------   -------     -------   -------
                                         14,805    14,938      14,843    14,535
                                        =======   =======     =======   =======
Primary net income per
 common stock and common stock
 equivalent share (1)                   $  0.10   $  0.06     $  0.17   $  0.10
                                        =======   =======     =======   =======

(1) Fully diluted earnings per share is not required to be presented.

                                      20.